Exhibit 99.1
GENERAL CABLE REPORTS THIRD QUARTER 2016 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, November 2, 2016 - General Cable Corporation (NYSE: BGC) reported today results for the third quarter ended September 30, 2016. For the quarter, reported diluted loss per share was $0.29 and reported operating income was $5 million. The Company generated adjusted earnings per share for the quarter of $0.07 and adjusted operating income of $32 million. See page 3 and 4 of this press release for the reconciliation of reported to adjusted results and related disclosures.

Michael T. McDonnell, President and Chief Executive Officer, said, “Third quarter results were below our expectations largely due to a temporary lull in North American end market demand early in the quarter and continued pressure on construction and electrical infrastructure spending in Latin America. Third quarter results were also impacted by the further softening of demand for historically higher margin industrial and specialty products, particularly those tied to oil and gas markets. While disappointed by lower than expected third quarter results, unit volume grew late in the quarter and customer sentiment improved as we continue to navigate a choppy end market environment. For the fourth quarter, we expect year-over-year improvement as higher unit volume is anticipated to more than offset lower subsea turnkey project activity. Overall, I’m very pleased with the progress we are making on the elements within our control - most importantly, our ability to execute as we generated strong operating cash flow, reduced outstanding borrowings, and completed the sale of two businesses. In addition, the execution of our strategic roadmap to transform the Company into a more focused, efficient and innovative organization is advancing according to plan.”

Third Quarter Summary

•
Reported operating income of $5 million and adjusted operating income of $32 million were down year over year $20 million and $15 million, respectively, primarily due to lower subsea turnkey project activity compared to last year, further weakening demand for industrial and specialty products tied to oil and gas end markets in North America and the continued pressure in Latin America

•	Generated operating cash flow of $50 million driven by the continued tight management of working capital

•	Maintained significant liquidity with $393 million of availability on the Company’s asset based credit facility and applied cash proceeds from divestitures to reduce outstanding borrowings

•
Completed the sale of the Company’s Zambia business bringing the total cash proceeds generated from the divestiture program to $203 million while also completing the sale of the company’s Venezuela business

•	Impact of metal prices was neutral as compared to guidance and the second quarter of 2016. The third quarter of 2015 was negatively impacted by metal price movements of $10 million.

Segment Demand
North America - Unit volume was down 2% year over year as stronger demand for construction and electric utility distribution cables was more than offset by lower shipments of aerial transmission cables and further weakening of demand for industrial and specialty products tied to oil and gas end markets.

Europe - Unit volume was up 3% year over year driven by demand for electric utility products including land-based turnkey projects as well as energy cables.

Latin America - Unit volume was up 3% year over year driven by demand for aerial transmission products (excluding volume in Venezuela in Q3 2015).

Overall, through the first nine months of the year, demand in electric utility distribution and non-residential construction markets in North America was up mid-single digits year over year while demand for industrial and specialty products tied to oil and gas markets has continued to weaken throughout the year and was down year over year 5% and 50%, respectively. In Europe, setting aside the impact of restructuring activities, end market demand through the first nine months has been flat year over year. Unit volume in Latin America remains under pressure due to reduced spending on electric infrastructure and construction projects.

Net Debt
At the end of the third quarter 2016, the second quarter of 2016 and the fourth quarter of 2015, total debt was $993 million, $1,024 million and $1,079 million, respectively, and cash and cash equivalents was $120 million, $106 million and $112 million, respectively. At the end of the third quarter 2016 net debt was $873 million, which represents a decrease of $45 million from the second quarter of 2016 and $94 million from the end of 2015.  The decrease in net debt is principally due to cash proceeds from divestitures and the efficient management of working capital including inventory levels.

Update on CFO Transition
We have today announced the appointment of Matti Masanovich as Chief Financial Officer and Senior Vice President, reporting to Michael McDonnell, President and Chief Executive Officer, effective November 11, 2016. Masanovich will be responsible for all aspects of the Finance, Investor Relations and IT functions, while serving as a key business partner in achieving the company’s strategic growth initiatives. Please refer to the separate press release issued today for further detail.

Other Matters
We continue to make progress toward a potential resolution of our previously disclosed and ongoing FCPA related investigations.  Last quarter, based on discussions with the SEC and the DOJ at that time, we increased the range of potential resolution for disgorgement of profit and pre-judgment interest to between $33 million and $59 million.  Based on recent discussions with the DOJ, we now are able to include in our estimated range of potential resolution an estimated range of a potential DOJ penalty and further potential disgorgement. As a result, the new estimated range of reasonably possible resolution, including disgorgement of profits, pre-judgment interest, and any potential DOJ penalty, is between $33 million and $120 million.  We are continuing to have discussions with the SEC and DOJ regarding the terms of a potential resolution. At this time, we are not able to reasonably estimate the amount of any additional possible fines, civil penalties or other relief that may be sought with respect to the SEC’s FCPA investigation or the SEC’s previously-disclosed investigation into accounting issues.

The results of the Company’s Asia Pacific operations were previously presented as discontinued operations; however, in the third quarter of 2016, management determined that the sale of these businesses within one year was uncertain, and therefore determined that the held for sale criteria was no longer met for the businesses in China, New Zealand and Australia. As a result and because the businesses that have been sold to date including the Philippines, Thailand, India, Dominion Wire and Cables (Fiji) and Keystone Electrical Wire and Cable (China), in the aggregate, are not considered a strategic shift; the Asia Pacific operations will no longer be presented as discontinued operations in the financial statements for all periods presented. The Company remains fully committed to optimizing its portfolio and is focused on executing its divestiture program in order to simplify its portfolio.

The minority shareholders in the Company’s business in Colombia (Procables) elected to exercise a contractual right to sell their 40% interest to the Company. The price to be paid, pursuant to the contract, is $18 million and is anticipated to be paid in the fourth quarter of 2016.

Fourth Quarter 2016 Outlook
Revenues in the fourth quarter are expected to be in the range of $850 to $900 million. Unit volume is anticipated to be up mid-single digits year over year. Reported operating income is anticipated to be in the range of $17 to $32 million and adjusted operating income is anticipated to be in the range of $25 to $40 million for the fourth quarter. Reported diluted earnings per share are anticipated to be in the range of ($0.03) to $0.12 per share and adjusted earnings per share are expected to be in the range of $0.05 to $0.20 per share for the fourth quarter. The movement of metal prices is not anticipated to have a material impact on the fourth quarter outlook which assumes copper (COMEX) and aluminum (LME) prices of $2.20 and $0.75, respectively. Foreign currency exchange rates are assumed constant in the fourth quarter outlook. The fourth quarter outlook for adjusted operating results does not include results from Asia Pacific and Africa.

Non-GAAP Financial Measures
Adjusted operating income (defined as operating income before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share (defined as diluted earnings per share before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal adjusted revenues, adjusted operating income and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results, for periods prior to the fourth quarter of 2015, reflect the removal of the impact of our Venezuelan operations on a standalone basis. Effective as of the end of the third quarter 2015, we deconsolidated our Venezuelan subsidiary and began accounting for our investment in our Venezuelan subsidiary using the cost method of accounting. Historical segment adjusted operating results are disclosed in the Third Quarter 2016 Investor Presentation available on the Company’s website.

A reconciliation of GAAP operating income (loss) and diluted earnings (loss) per share to adjusted operating income and earnings (loss) per share follows:

Third Quarter of 2016 versus Third Quarter of 2015
	Third Quarter
	2016		2015
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
Reported	$ 4.7	$ (0.29)	$ 24.8	$ (0.59)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01
Mark to market (gains) losses on derivative instruments (2)	-	(0.01)	-	0.15
Restructuring and divestiture costs (3)	24.1	0.29	14.2	0.27
Legal and investigative costs (4)	0.8	0.01	2.1	0.04
(Gain) loss on sale of assets (5)	(6.4)	(0.08)	-	-
Loss on deconsolidation of Venezuela (7)	-	-	12.0	0.25
Venezuela (income)/loss (7)	-	-	(0.8)	(0.02)
Asia Pacific and Africa (income)/loss (8)	8.9	0.14	(4.9)	0.15
Total Adjustments	27.4	0.36	22.6	0.85
Adjusted	$ 32.1	$ 0.07	$ 47.4	$ 0.26

The following reconciliation of estimated operating income and diluted earnings per share to adjusted operating income and adjusted earnings per share for the fourth quarter of 2016 contains forward-looking information.  All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information as a result of factors, risks and uncertainties over many of which we have no control.  See “Cautionary Statement Concerning Forward-Looking Statements” at the end of this press release.

Fourth Quarter of 2016 Outlook and Fourth Quarter of 2015 Actual
	Fourth Quarter
	2016 Outlook		2015 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
Reported	$ 17 - 32	$ (0.03) - 0.12	$ (37.0)	$ (0.98)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01
Mark to market (gains) losses on derivative instruments (2)	-	-	-	0.08
Restructuring and divestiture costs (3)	7.0	0.06	15.3	0.23
Legal and investigative costs (4)	2.0	0.02	7.3	0.11
Foreign Corrupt Practices Act (FCPA) accrual (6)	-	-	4.0	0.08
Asia Pacific and Africa (income)/loss (8)	(1.0)	(0.01)	38.6	0.52
Total Adjustments	8.0	0.08	65.2	1.03
Adjusted	$ 25 - 40	$ 0.05 - 0.20	$ 28.2	$ 0.05

NOTE: The tables above reflect EPS adjustments based on the Company's full year effective tax rate for 2016 and 2015 of 50% and 40%, respectively.

(1)
The Company's adjustment for the non-cash convertible debt interest expense reflects the accretion of the equity component of the 2029 convertible notes, which is reflected in the income statement as interest expense.

(2)
Mark to market (gains) and losses on derivative instruments represents the current period changes in the fair value of commodity instruments designated as economic hedges. The Company adjusts for the changes in fair values of these commodity instruments as the earnings associated with the underlying contracts have not been recorded in the same period.

(3)
Restructuring and divestiture costs represent costs associated with the Company's announced restructuring and divestiture programs. Examples consist of, but are not limited to, employee separation costs, asset write-downs, accelerated depreciation, working capital write-downs, equipment relocation, contract terminations, consulting fees and legal costs incurred as a result of the programs. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of both the restructuring and divestiture programs.

(4)
Legal and investigative costs represent costs incurred for external legal counsel and forensic accounting firms in connection with the restatement of our financial statements and the Foreign Corrupt Practices Act investigation. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of these investigations which are considered to be outside the normal course of business.

(5)
Gains and losses on the sale of assets are the result of divesting certain General Cable businesses. The Company adjusts for these gains and losses as management believes the gains and losses are one-time in nature and will not occur as part of the ongoing operations.

(6)
Foreign Corrupt Practices Act (FCPA) accrual is the Company's estimate of the profits and pre-judgment interest that may be disgorged to resolve the ongoing investigation. See “Other Matters” on page 2 of this press release. The Company adjusts for this accrual as management believes this is a one-time charge and will not occur as part of ongoing operations.

(7)
The Venezuela (income) loss adjustment reflects the removal of the impact of Venezuelan operations prior to its deconsolidation effective at the end of Q3 2015. Effective as of the end of the third quarter 2015, the Venezuelan subsidiary was deconsolidated and accounted for using the cost method of accounting. The loss on the deconsolidation of Venezuela is the one-time charge associated with the deconsolidation. The company adjusted for this loss as management believes the deconsolidation of Venezuela was one-time in nature and will not occur as part of the ongoing operations.

(8)
The adjustment excludes the impact of operations in the Asia Pacific and Africa segment which are not considered "core operations" under the Company's new strategic roadmap. The Company is in the process of divesting or closing these operations which are not expected to continue as part of the ongoing business.

Conference Call and Investor Presentation
General Cable will discuss third quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on November 3, 2016. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency exchange rate fluctuations; the impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 29, 2016, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Gavin Bell
Vice President, Investor Relations
(859) 572- 8684

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015
Net sales	$924.5	$1,096.4	$2,948.4	$3,561.6
Cost of sales	821.6	981.1	2,615.4	3,194.1
Gross profit	102.9	115.3	333.0	367.5

Selling, general and administrative expenses	86.1	90.5	238.0	311.0
Goodwill impairment charges	7.4	—	9.0	3.2
Intangible asset impairment charges	4.7	—	7.5	1.7
Operating income (loss)	4.7	24.8	78.5	51.6
Other income (expense)	(2.1)	(28.9)	4.7	(61.9)
Interest income (expense):
Interest expense	(22.5)	(23.2)	(67.2)	(74.2)
Interest income	0.2	0.7	1.2	2.2
	(22.3)	(22.5)	(66.0)	(72.0)

Income (loss) before income taxes	(19.7)	(26.6)	17.2	(82.3)
Income tax (provision) benefit	5.7	(5.3)	(7.7)	0.9
Equity in net earnings (losses) of affiliated companies	0.3	0.1	0.7	0.3
Net income (loss) including noncontrolling interest	(13.7)	(31.8)	10.2	(81.1)
Less: net income (loss) attributable to noncontrolling interest	0.6	(2.8)	(0.6)	(7.1)
Net income (loss) attributable to Company common shareholders	$(14.3)	$(29.0)	$10.8	$(74.0)

Earnings (loss) per share attributable to Company common shareholders
Earnings (loss) per common share - basic	$(0.29)	$(0.59)	$0.22	$(1.51)
Weighted average common shares - basic	49.6	48.9	49.5	48.9
Earnings (loss) per common share - assuming dilution	$(0.29)	$(0.59)	$0.21	$(1.51)
Weighted average common shares - assuming dilution	49.6	48.9	51.7	48.9

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015
Revenues (as reported)
North America	$496.1	$571.9	$1,565.2	$1,819.5
Europe	212.1	231.0	663.5	743.7
Latin America	158.0	169.2	481.2	563.3
Africa / Asia Pacific	58.3	124.3	238.5	435.1
Total	$924.5	$1,096.4	$2,948.4	$3,561.6

Revenues (metal adjusted)(1)
North America	$496.1	$559.8	$1,565.2	$1,700.9
Europe	212.1	227.1	663.5	706.0
Latin America	158.0	162.2	481.2	500.6
Africa / Asia Pacific	58.3	120.1	238.5	394.6
Total	$924.5	$1,069.2	$2,948.4	$3,302.1

Metal Pounds Sold
North America	136.2	138.9	415.5	423.7
Europe	37.3	36.4	116.3	119.5
Latin America	57.8	57.1	176.8	182.2
Africa / Asia Pacific	16.7	30.6	72.3	106.8
Total	248.0	263.0	780.9	832.2

Operating Income (loss)
North America	$10.0	$17.9	$101.5	$78.4
Europe	10.8	3.2	17.0	7.9
Latin America	(7.1)	(1.2)	(10.4)	(19.6)
Africa / Asia Pacific	(9.0)	4.9	(29.6)	(15.1)
Total	$4.7	$24.8	$78.5	$51.6

Adjusted Operating Income (loss)(2)
North America	$33.2	$33.0	$104.8	$115.7
Europe	5.2	15.7	25.1	41.9
Latin America	(6.3)	(1.3)	(7.2)	(6.8)
Total	$32.1	$47.4	$122.7	$150.8

Return on Metal Adjusted Sales(3)
North America	6.7%	5.9%	6.7%	6.8%
Europe	2.5%	6.9%	3.8%	5.9%
Latin America	(4.0)%	(0.8)%	(1.5)%	(1.4)%
Total	3.7%	5.0%	4.5%	5.2%

Capital Expenditures
North America	$13.7	$5.2	$30.2	$16.8
Europe	4.2	5.2	13.1	13.7
Latin America	3.2	2.3	9.8	9.0
Africa / Asia Pacific	0.3	0.4	0.4	8.6
Total	$21.4	$13.1	$53.5	$48.1

Depreciation & Amortization
North America	$10.2	$9.8	$32.1	$30.4
Europe	5.6	5.7	17.0	19.6
Latin America	4.3	4.5	12.7	14.6
Africa / Asia Pacific	3.4	1.5	4.5	10.2
Total	$23.5	$21.5	$66.3	$74.8

Revenues by Major Product Lines
Electric Utility	$329.6	$384.2	$1,054.1	$1,242.4
Electrical Infrastructure	222.7	295.9	761.1	964.6
Construction	203.6	219.2	603.7	708.4
Communications	115.9	137.2	360.7	444.5
Rod Mill Products	52.7	59.9	168.8	201.7
Total	$924.5	$1,096.4	$2,948.4	$3,561.6

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income (loss) is a non-GAAP financial measure. The Company is providing adjusted operating income (loss) on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income (loss) to segment adjusted operating income (loss) is provided in the Appendix of the Third Quarter 2016 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated based on Adjusted Operating Income (Loss).

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	September 30, 2016	December 31, 2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$120.2	$112.4
Receivables, net of allowances of $21.9 million at September 30, 2016
and $23.0 million at December 31, 2015	727.4	715.4
Inventories	779.6	846.4
Prepaid expenses and other	72.2	66.2
Total current assets	1,699.4	1,740.4

Property, plant and equipment, net	544.1	563.2
Deferred income taxes	28.1	30.9
Goodwill	12.2	22.2
Intangible assets, net	28.9	36.6
Unconsolidated affiliated companies	9.1	8.4
Other non-current assets	47.8	52.9
Total assets	$2,369.6	$2,454.6

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$417.4	$428.7
Accrued liabilities	342.4	352.5
Current portion of long-term debt	96.1	168.1
Total current liabilities	855.9	949.3

Long-term debt	896.9	911.6
Deferred income taxes	139.3	145.5
Other liabilities	182.3	187.1
Total liabilities	2,074.4	2,193.5

Commitments and Contingencies
Redeemable noncontrolling interest	18.2	18.2
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
September 30, 2016 - 49,296,728 (net of 9,513,238 treasury shares)
December 31, 2015 - 48,908,227 (net of 9,901,739 treasury shares)	0.6	0.6
Additional paid-in capital	714.1	720.5
Treasury stock	(171.6)	(180.1)
Retained earnings	11.3	27.2
Accumulated other comprehensive loss	(292.2)	(340.2)
Total Company shareholders' equity	262.2	228.0
Noncontrolling interest	14.8	14.9
Total equity	277.0	242.9
Total liabilities, redeemable noncontrolling interest and equity	$2,369.6	$2,454.6